Exhibit 99.6
ESCROW AGREEMENT
          THIS AGREEMENT (the “Agreement”) is entered into this ___ day of August, 2009, by and between PENN MILLERS HOLDING CORPORATION, a Pennsylvania corporation (“Company”), and CHRISTIANA BANK & TRUST COMPANY, a Delaware banking corporation (the “Escrow Agent”).
          WITNESSETH:
          WHEREAS, the Company proposes to offer and sell to eligible subscribers and other purchasers up to 6,772,221 shares of common stock (the “Shares”) of the Company at a price of $10.00 per Share, in a subscription offering and a community offering (collectively, the “Offering”);
          WHEREAS, the prospectus with respect to the Offering provides that all collected funds received with subscriptions for the Shares (the “Proceeds”) will be placed in an account (the “Escrow Account”) with the Escrow Agent until such times as the Escrow Agent is required to release the Proceeds to the Company or return the Proceeds, without interest, to the subscribers; and
          WHEREAS, the Escrow Agent has consented to act as escrow agent subject to the conditions and requirements set forth herein.
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Appointment of Escrow Agent
          The Company hereby appoints the Escrow Agent to act, and the Escrow Agent hereby agrees to assume and perform the duties of, the Escrow Agent as set forth in this agreement. The Escrow Agent agrees to deposit all of the Proceeds into the Escrow Account and to hold and release the funds in the Escrow Account in accordance with the terms hereof.
     2. Responsibilities and Obligations of Escrow Agent
               a. The Escrow Agent shall have no responsibility, obligation, duty (including fiduciary duty) or liability hereunder, except those expressly provided for in this Agreement and in any modification or amendment hereof to which the Escrow Agent has consented in writing.
               b. The Escrow Agent shall have no responsibility, obligation, duty (including fiduciary duty), or liability to any person with respect to any action taken, suffered, or omitted to be taken by it in good faith under this Agreement and shall in no event be liable hereunder except for its gross negligence or willful misconduct.

               c. No reference in this Agreement to any other agreement, including, but not limited to the stock order form, shall be construed or deemed to enlarge the responsibilities, obligations, duties, or liabilities of the Escrow Agent set forth in this Agreement, and the Escrow Agent is not charged with the knowledge of any other agreement.
               d. The Escrow Agent shall be fully protected in relying upon the truth of any statement contained in any notice, and without inquiry as to any other facts, that appears to be genuine and to be signed by the proper person or persons, and is entitled to believe all signatures are genuine and that any person signing any document who claims to be duly authorized, is in fact so authorized.
               e. The Escrow Agent shall be entitled to act on any instruction given to it in writing by the Company.
               f. The Escrow Agent shall be entitled to act in accordance with any court order or other final determinations by any governmental authority with jurisdiction of the matter.
               g. The Escrow Agent shall have no responsibility to make payments out of the Escrow Account in an amount in excess of the amount of good funds deposited in the Escrow Account, together with any earnings thereon, at the time any payment is to be made.
               h. In the event that the Escrow Agent should at any time be confronted with inconsistent claims or demands from the Company and any other person, the Escrow Agent shall have the right to file an interpleader action, or another appropriate action, suit or proceeding, in any court of competent jurisdiction within the State of Delaware, to which jurisdiction the Company hereby agrees to submit, and request that such court determine the rights of the Company and all other persons with respect to this Agreement, and upon doing so, the Escrow Agent automatically shall be released from any obligations or liabilities as a consequence of any such claims or demands.
               i. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amending or supplementing this or any other agreement.
               j. The Escrow Agent shall have no responsibility for any federal, state, local or international tax reporting related to taxable income or gains on the Escrow Account earned or accrued during the existence of the Escrow Account.
     3. Compensation of Escrow Agent
          The Escrow Agent shall be entitled to compensation for its services rendered as agreed to in Schedule A attached hereto, which such fees, including legal expenses, shall be payable upon execution of this Agreement. The Escrow Agent is expressly prohibited from withdrawing from or charging against the Escrow Account any amounts due to the Escrow Agent under this Agreement.
     4. Indemnification of Escrow Agent
          The Escrow Agent shall be indemnified and held harmless by the Company against any claim or charge made against it by reason of any action or failure to act in connection with any of the transactions contemplated by this Agreement, and against any loss the Escrow Agent may sustain in carrying out the terms of this Agreement, including, without limitation, the Escrow Agent’s unpaid fees and expenses (including reasonable legal fees and expenses incurred in connection with any matter related to the performance of the Escrow Agent’s duties hereunder), but excluding any loss the Escrow Agent may sustain as a result of its gross negligence or willful misconduct.
     5. Termination and Resignation
               a. This Agreement shall terminate when the Escrow Agent or its successor or assign receives written notification of termination including final disposition instructions signed by the Company and upon the actual final disposition of the monies held in escrow hereunder.
               b. The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Company not fewer than thirty (30) days prior notice thereof. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the Company all monies held hereunder upon presentation of the document appointing a new escrow agent and its acceptance thereof. If no new escrow agent is so appointed within the thirty (30) day period following such notice of resignation, the Escrow Agent may designate its successor by written notice to the Company so long as such successor is a bank or trust company, and provided that such successor must agree in writing to be bound by this Agreement. Upon the designation of such successor escrow agent, the resigning Escrow Agent shall be released from any and all liabilities arising thereafter provided that such successor escrow agent agrees to be bound by the terms and provisions of this Agreement. If no successor escrow agent is appointed within thirty (30) days, the Escrow Agent reserves the right to forward this matter, and all monies in the Escrow Account, at the expense of the Company, to a court of competent jurisdiction and give written notice of the same to the Company.
     6. Receipt and Deposit of Funds Into Escrow Account
          The Company shall direct all subscribers to make their checks and/or money orders payable to the Escrow Agent, and all funds from subscribers of the Offering shall be sent directly to the Stock Information Center established by the Company and managed by Griffin Financial Group, LLC (“Griffin Financial”), together with a dated stock order form for the Shares containing the name of the subscriber, the subscriber’s address and the number of shares desired to be purchased. The Company shall cause Griffin Financial to forward to the Escrow Agent all checks and/or money orders received at the Stock Information Center and accepted by the Company, together with a report showing the name of the subscriber, the time and date that the stock order form was received, and the amount of subscription funds received from each subscriber (the “Subscriptions”). Such checks and/or money orders will be sent by Federal Express by 12:00 noon of the next business day after receipt by the Stock Information Center. Once a check and/or money order received by the Escrow Agent has cleared and funds are available for withdrawal, the Escrow Agent shall deposit the funds received from such check or money order in the Escrow Account. No funds will be deposited into the Escrow Account until after the check or money order has cleared and such funds are available for withdrawal. So long as the Escrow Agent is holding the Proceeds or any other funds or cash in the Escrow Account, it will invest such monies in accordance with the selection made by the Company from the Christiana Money Market Election Form.
     7. Release of Funds From Escrow Account
          The Escrow Agent shall hold all funds received from the Offering pursuant to the terms of this Agreement until the Escrow Agent has received a written certificate of an officer of the Company stating that (i) subscriptions and orders for the minimum number of Shares required to be sold in the Offering have been accepted and payment received for such Shares and (ii) all conditions to the Offering have been satisfied (collectively, the “Escrow Conditions”). Upon receipt of the written certificate described in the immediately preceding sentence, the Escrow Agent shall promptly disburse the Escrow Funds to the Company by a wire transfer of immediately available funds. In the event that the Escrow Conditions are not satisfied on or before                     , 2009, the Escrow Agent shall, upon receipt of written notice from the Company, issue a refund check to each subscriber in the amount of the collected funds received from the subscriber and issue a check to the Company in the amount of any interest or other income earned on the Proceeds.
     8. Collection Procedure
          The Escrow Agent is hereby authorized to deposit each check received for collection and, upon collection of the proceeds of each check, deposit the collected proceeds into the Escrow Account. Any check returned unpaid to the Escrow Agent shall be returned to the Stock Information Center by the Escrow Agent, and any fees, charges or expenses relating to such returned check shall be paid by the Company. If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall, upon receipt of written notice from the Company, promptly issue a refund check to the rejected subscriber in the amount of the collected funds. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber’s check for collection, the Escrow Agent, upon receipt of written notice from the Company, shall promptly issue a check in the amount of the subscriber’s check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber’s check for collection, the Escrow Agent shall promptly remit the subscriber’s check directly to the subscriber.
     9. Notices
          All notices and other communications provided for herein shall be in writing, shall be hand delivered or delivered by facsimile or by any express courier, shall be deemed given when received, and shall be addressed to the Company and the Escrow Agent at their respective addresses as follows:

a. To the Company:	Penn Millers Holding Corporation 72 North Franklin Street P.O. Box P Wilkes-Barre, PA 18773-0016202 Attention: Michael O. Banks Fax: (570) 200-1340

b. To the Escrow Agent:	Christiana Bank & Trust Company 300 Delaware Avenue, Suite 714 Wilmington, DE 19801 Attention: Corporate Trust Administration
     10. Parties Bound
          This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Escrow Agent.
     11. Amendment
          This Agreement cannot be modified, amended, supplemented, or changed, nor can any provision hereof be waived, except by a written instruction executed by the Company and the Escrow Agent.
     12. Assignment
          Neither party may assign its rights and/or obligations under this Agreement without the written consent of the Company and the Escrow Agent, which consent shall not be unreasonably withheld.
     13. Applicable Law
          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     14. Severability
          If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
     15. Counterparts/Entire Agreement
          This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement (including its Schedules) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.
     16. No Interest of Third Parties
          Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

PENN MILLERS HOLDING CORPORATION
By:
Name:
Title:

CHRISTIANA BANK & TRUST COMPANY, as Escrow Agent
By:
Name:
Title:

SCHEDULE A
Escrow Fees

Administration and Set-Up	$15,000
Attorney’s Fees	$2,000

Schedule “A”, page 1